Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 9, 2008

Cadiz Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-12114	77-0313235
(Commission File Number)	(IRS Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)                      Mr. Stephen E. Courter has been appointed to the Company's Board of Directors effective October 9, 2008.  Prior to Mr. Courter's appointment, and pursuant to the Company's Bylaws, the Board had voted to increase from seven to eight the authorized number of Directors on the Company's Board.  Mr. Courter was appointed to fill the vacancy on the Company's Board resulting from this increase in the size of the Board.

                           Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas and serving on the board of a private company. He is also Managing Partner of the Courter Group, providing strategic advisory services to mid size companies, and serves on the Investment Committee for the State of Texas Emerging Technologies Fund.  Mr. Courter has over 20 years of experience in management positions in the technology/telecommunications industry, serving most recently as CEO of Broadwing Communications.  Mr Courter began his career as a captain in the U.S. Army and has also held positions at KPMG, IBM and Sprint.

                           Mr. Courter has been appointed as the director by designation of Lampe Conway & Company LLC ("Lampe Conway").  Lampe Conway and/or its affiliates beneficially hold approximately 17% of the Company's common stock, including a 90% interest in the Company's outstanding convertible term loan facility.

                           Mr. Courter has no prior relationship with the Company.

                           Mr. Courter will participate in the Company's Outside Director Compensation Plan, as described in the Company's Proxy Statement for its Annual Meeting of Stockholders held November 10, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cadiz Inc.

By:	/s/ O’Donnell Iselin II
O'Donnell Iselin II
Chief Financial Officer

Dated:  October 9, 2008